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                                                                      EXHIBIT 11

                           THERMACELL TECHNOLOGIES, INC.

                      COMPUTATION OF EARNINGS PER COMMON SHARE

                                   For the Three Months     For the Six Months
                                          Ended                   Ended
                                         May 31,                 May 31,
                                 ----------------------  ----------------------
                                    1997         1996       1997         1996
                                 ---------    ---------  ---------    ---------

Shares outstanding:              2,859,551     919,013   2,859,551     919,013
Weighted average shares
outstanding                      2,439,515     742,190   1,654,706     711,872
Net loss                         $(288,479)  $(253,866)   (475,391)  $(380,036)
                                 ---------    ---------  ---------    ---------
                                 ---------    ---------  ---------    ---------
Net loss per share                  $(0.12)     $(0.34)     $(0.29)     $(0.53)